CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT MP MATERIALS CORP. TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.1
OFFTAKE AGREEMENT BY AND BETWEEN MP MINE OPERATIONS LLC AND SHENGHE RESOURCES (SINGAPORE) INTERNATIONAL TRADING PTE. LTD.
Dated as of March 4, 2022

i

Schedules
Schedule 1    Offtake Products
Schedule 2    Commission Fee

ii

iii

OFFTAKE AGREEMENT
THIS OFFTAKE AGREEMENT (as amended, modified, or supplemented from time to time, this “Agreement”) is dated as of March 4, 2022, and is entered into by and between:
MP MINE OPERATIONS LLC, a Delaware limited liability company (“Seller”); and
SHENGHE RESOURCES (SINGAPORE) INTERNATIONAL TRADING PTE. LTD., a private limited company organized under the laws of Singapore with its registered office at 60 Paya Lebar Road #08-05 Paya Lebar Square Singapore 409051 (“Buyer”).
(Each of Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”).
RECITALS
WHEREAS, Seller is the owner and operator of a rare earth minerals mining and processing facility located in Mountain Pass (San Bernardino County), California (excluding the subterranean mineral rights that are owned by Secure Natural Resources LLC and leased to Seller, the “Mountain Pass Facility” or “Facility”);
WHEREAS, the Parties entered into that certain Offtake Agreement, dated as of May 22, 2017 (as amended, modified or supplemented from time to time, the “Original Offtake Agreement”);
WHEREAS, the Parties entered into that certain Amended & Restated Offtake Agreement, dated as of May 19, 2020 (as amended, modified or supplemented from time to time, the “A&R Offtake Agreement”);
WHEREAS, the A&R Offtake Agreement is expected to terminate pursuant to its terms on or about February 28, 2022. The Parties wish to enter into this Agreement for the Seller to continue to sell and the Buyer to continue to purchase Offtake Products and have entered into a Term Sheet dated as of February 14, 2022 (the “Term Sheet”); and
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.1Definitions. In this Agreement, the following terms shall have the meanings specified or referred to below:
“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of the foregoing definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, provided that a Person who owns greater than fifty percent (50%) of any outstanding class of voting securities of any other Person shall be deemed to control such other Person.
“Agreement” has the meaning set forth in the Preamble.
“Annual Production Forecast” has the meaning specified in Section 4.3(a).
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banking institutions in Singapore, China, or New York, New York or San Bernardino, California, U.S.A. are authorized or required to be closed to the public.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Change of Control” means the occurrence of any of the following events:
(i)    the shares of Shenghe cease to be listed on the Shanghai Stock Exchange;
(ii)    the sale of all or substantially all of the assets of Shenghe;
(iii)    any Person or group of Persons (excluding the current largest shareholder of Shenghe) acting together directly or indirectly becomes the beneficial owner of more than 30% of the outstanding equity interests in Shenghe and possesses the power to direct the management and policies of Shenghe; or
(iv)    Shenghe and its Affiliates cease to own more than 60% of the equity interests in Buyer.
“Commission Fee” has the meaning specified in Section 2.2.
“Contract Quarter” means a calendar quarter during a Contract Year, with the first Contract Quarter of each Contract Year commencing on the first day of January and ending on the last day of March in such Contract Year, and each subsequent Contract Quarter consisting of each subsequent consecutive three (3) Month period in such Contract Year.
“Contract Year” means a Year during the Term.
“Covered Costs” means Buyer’s costs directly related to the sale of Offtake Products, including labor costs, travel, office rent and other administration fees, charges for delivery orders, customs clearance, port surcharges, drayage, devanning, ordinary container cleaning costs, sampling, analysis, and analysis arbitration.
“Delivery Point” means (i) with respect to light rare earth concentrate, [***], as specified by Buyer, in the People’s Republic of China or such other location as the Parties mutually agree, and (ii) with respect to all other Offtake Products, such location as may be mutually agreed by the Parties from time to time.

“Dispute” means any and all questions, claims, controversies, or disputes arising out of or relating to the validity, interpretation, performance, effect or breach of this Agreement or the rights and obligations arising hereunder.
“Distributor(s) means [***].
“Effective Date” has the meaning specified in Section 3.1(a).
“Event of Default” has the meaning specified in Section 10.1.
“Extended Term” has the meaning specified in Section 3.1(b).
“Extraordinary Charges” means any costs (i) related to extended government inspections, including due to extraordinary customs inspections, material testing holds, and associated container detention charges (ii) extraordinary cleaning or repairs from events beyond ordinary course of business not caused by Buyer and (iii) unusual transportation charges incurred by Seller due to the need to accommodate customers beyond normal distance of ultimate consignees that are agreed in advance by Buyer.
“Facility” has the meaning set forth in the Recitals.
“Force Majeure” has the meaning set forth in Section 9.1.
“Governmental Authority” means any unit, agency, ministry, commission, division, department, instrumentality or other similar legal authority of any branch of government (whether executive, legislative, judicial, regulatory or administrative) at any level of government (whether national, federal, regional, state, provincial, municipal, territorial or local, foreign or domestic), any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
“Insolvency Event” means, with respect to any Person, any one or more of the following events or circumstances:
(i)such Person commences a voluntary case under any applicable Law concerning bankruptcy, insolvency, reorganization, or liquidation now or hereafter in effect;
(ii)such Person consents to the entry of an order for relief in an involuntary case under any such Law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar official of any substantial part of its assets;
(iii)such Person makes a general assignment for the benefit of creditors;

(iv)such Person takes corporate or other action in furtherance of any of the foregoing; or
(v)entry is made against such Person of a judgment, decree or order for relief affecting a substantial part of any of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency, or other similar Law of any jurisdiction now or hereafter in effect and such judgment, decree or order continues unstayed and in effect for a period of sixty (60) days.
“Initial Term” has the meaning specified in Section 3.1(b).
“Law” means any law (including common law), statute, code, ordinance, constitution, treaty, rule, regulation, order, judgment, ruling, decree, proclamation, declaration, injunction, award or other direction or requirement of any Governmental Authority, including any judicial or administrative interpretation thereof.
“Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs, and expenses (including all reasonable legal, advisory, and other professional fees and disbursements, interest, penalties, judgments, and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise).
“Market Price” means the price set forth in the applicable purchase agreement for the purchase of a particular quantity of Offtake Products by Buyer from the Seller pursuant to this Agreement as determined as follows:
(i)     with respect Offtake Products comprised of light rare earth concentrate, the price per metric ton of total rare earth oxide charged by Distributor to its customers based on rare earth market conditions. This Market Price is intended to constitute the base price charged by Distributor to unrelated third parties, subject to reconciliation and adjustment based on further laboratory analysis of representative samples of the Offtake Products; and
(ii)    with respect to any other Offtake Products, the Asia Metals Market Price for each such product either at the time of sale or averaged over a specified period of time, as mutually agreed by the Parties. If the Asia Metals Market Price is not available, the Parties will mutually agree on another widely accepted market index. If no such market index is available for a particular Offtake Product, then the Parties will negotiate in good faith and mutually agree on the pricing for such product.
"Month” means a calendar month.
“Monthly Offtake Notice” has the meaning specified in Section 4.4(c).
“Monthly Offtake Quantities” has the meaning specified in Section 4.4(c).

“Monthly Production Notice” has the meaning specified in Section 4.4(b).
“Mountain Pass Facility” has the meaning set forth in the Recitals.
“Offtake Products” means the rare earth products specified on Schedule 1 that are produced by the mining and processing operations of the Facility during the Term.
“Offtake Shortfall” has the meaning set forth in Section 4.8(a).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Person” means any individual, partnership, corporation, limited liability company, cooperative, association, foundation, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority, or any other entity (in each case whether or not incorporated and whether or not having a separate legal identity).
“Production Quantities” means, with respect to any referenced period, the types and respective quantities of all Offtake Products produced, or expected to be produced, by the Facility during such period.
“Purchase Price” has the meaning specified in Section 5.1.
“Quarterly Production Notice” has the meaning specified in Section 4.4(a).
“Sanctioned or Designated Person” means, any Person (a) that is, or is owned or controlled by, a Person then appearing upon the “Denied Persons List” or “Entity List,” as maintained by the U.S. Department of Commerce; or (b) that is, or is owned or controlled by, (i) a Person on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List,” or any other  Person with whom dealings are restricted or prohibited by the United States, including Persons resident in embargoed countries, territories, or regions; (ii) the government, including any political subdivision, agency, or instrumentality thereof, or any national, of any country, territory, or region against which the United States maintains economic sanctions or embargos; (iii) a Person acting or purporting to act, directly or indirectly, on behalf of, or a Person owned or controlled by, any of the Persons listed in sub-clauses (i) or (ii) above; or (iv) a Person with whom dealings are prohibited or restricted on account of any economic sanctions laws, regulations, or directives, of the United States, if the sale or supply, or any other transaction, directly or indirectly, to or with such Person could cause Buyer or Seller to be in violation of such laws, regulations, or directives.
“Seller” has the meaning set forth in the Preamble.
“Shenghe” means Shenghe Resources Holding Co. Ltd, a company organized under the laws of the People’s Republic of China.
“SWB” has the meaning specified in Section 5.2(a).
“Tax” or “Taxes” means all taxes, assessments and other governmental charges, duties, royalties and impositions, including any interest, penalties, tax installment payments or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes (including federal, provincial, state and local income taxes), tariffs, non-resident withholding taxes, sales and use taxes, branch profit taxes, ad valorem taxes, excise taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, production taxes, transfer taxes, land transfer taxes, capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.
“Term” has the meaning specified in Section 3.1(b).
“USD” means United States Dollars.
“Weekly Shipping Forecast” has the meaning specified in Section 4.5.
“Year” means the period from 1 January to 31 December in any calendar year.
Section 1.2Interpretation.
(a)When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule, or Exhibit of or to this Agreement, unless the context requires otherwise.
(b)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(d)Whenever the words “hereof,” “herein,” “hereunder” or “hereto” are used in this Agreement, they shall be deemed to refer to this entire Agreement and not any particular provision.
(e)References in this Agreement to (i) “$” shall mean United States Dollars, and (ii) the singular shall include the plural, and the plural shall include the singular, unless the context requires otherwise.
(f)References in this Agreement to (i) any agreement, instrument or other document means such agreement, instrument or other document and any attachments, exhibits, annexes and schedules thereto, in each case, as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, or (ii) any statute includes all regulations promulgated under such statute, and any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

(g)This Agreement shall be construed according to its fair meaning, taken as a whole, as if it had been prepared jointly by the Parties, and not as if it had been prepared by one Party.
ARTICLE 2
SALE AND PURCHASE OF OFFTAKE PRODUCTS
Section 2.1    Sale and Purchase of Offtake Products. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and deliver to Buyer the Offtake Products in the quantities determined in accordance with Section 4.2 and Section 4.4, and Buyer agrees to purchase and take delivery of, all such Offtake Products.
Section 2.2     Sales Commission. In consideration of the efforts and costs incurred by Buyer to market and sell the Offtake Products to end users, the Parties agree that a sales commission (the “Commission Fee”), as per the formula detailed in Schedule 2, shall be due to Buyer in relation to such Month pursuant to this Section 2.2. The Commission Fee shall cover all of Buyer’s Covered Costs but shall not cover any Extraordinary Charges paid by Buyer, if any. Buyer shall use all good faith efforts to mitigate and minimize such Extraordinary Charges prior to their incurrance. All reasonable, documented and agreed Extraordinary Charges paid by Buyer, after exhausting good faith efforts to mitigate and minimize the same, shall be reimbursable by Seller.
Section 2.3    Offtake Products. Subject to variations in mine output and the output of the Mountain Pass Facility, the Offtake Products shall include the rare earth products set forth on Schedule 1.
ARTICLE 3
CONDITION PRECEDENT; TERM OF AGREEMENT
Section 3.1    Condition Precedent; Term of Agreement.
(a)This Agreement shall come into full force and effect on the Expiration Date as defined in the A&R Offtake Agreement (such date, the “Effective Date”). To the extent that there are any monies owed between the Parties under the A&R Offtake Agreement as of the Effective Date, each Party shall remit such monies owed to the other Party at or promptly following the Effective Date, including the remittance to Seller of any overpayment as a result of Buyer’s receipt a refund of any tariff. Until the Effective Date, this Agreement shall have no force or effect.
(b)Unless this Agreement is terminated earlier in accordance with the provisions of Section 12.2, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for two years following the Effective Date (the “Initial Term”); provided that Seller shall have the option in its discretion to extend the term for an additional one year period following the Initial Term (the “Extended Term”). The Initial Term and the Extended Term are referred to individually and collectively, as the “Term.”

(c)For certainty, any outstanding obligations or liabilities arising during the Term, including for the payment of any Monthly Offtake Quantities or Offtake Shortfall, shall expressly survive any expiration or termination of this Agreement.
ARTICLE 4
OFFTAKE OBLIGATIONS AND PROCEDURES
Section 4.1    Basic Obligation. Subject to and in accordance with the terms and conditions of this Agreement, during the Term of this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall be obligated to pay for and take delivery of, on a firm take or pay basis, the Offtake Products in the quantities determined in accordance with Section 4.2 and Section 4.4. Buyer shall be obligated to pay for all such quantities of Offtake Products determined in accordance with Section 4.2 and Section 4.4, whether or not Buyer is able to take, or actually takes, delivery of such Offtake Products.
Section 4.2    Offtake Product Quantities.
(a)For each Month during the Term, Buyer shall be obligated to pay for and take delivery of, one hundred percent (100%) of the Offtake Products made available by Seller to Buyer during such Month.
(b)Rare Earth Concentrate Sales. Except as otherwise provided herein, the Parties agree as follows:
(i)Buyer shall be the sole offtaker in China of the rare earth concentrate produced by Seller;
(ii)Seller shall have the right to sell up to [***] of rare earth concentrate (wet dirt basis) produced by Seller to customers in countries outside of China even if such sales involve processing of rare earth concentrate in China;
(iii)Seller shall have the right to sell rare earth concentrate produced by Seller directly to customers in countries outside of China for processing outside of China. Seller shall use good faith, commercially reasonable efforts to ensure that such sales are not directly processed into rare earth carbonate, chloride, or oxide in China; and
(iv)In the event that planned sales of rare earth concentrate under Section 4.2(b)(ii) and (iii) are expected to exceed [***] in any Month, Seller shall, at least two Months in advance of such sales, engage with Buyer in good faith discussions regarding such planned sales.

(c)Non-Concentrate Offtake Product Sales. Except as otherwise provided herein:
(i)Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller on a take-or-pay basis all non-concentrate Offtake Products that Seller in its sole discretion nominates to Buyer for distribution.  During the Term, Seller agrees that Buyer shall be its exclusive distributor for Chinese end users of non-concentrate Offtake Products in China. Buyer is also authorized to distribute so nominated Offtake Products to customers in any jurisdiction unless specifically excluded under Section 14.11 of this Agreement or under any law, rule, or regulation of the United States of America.
(ii)Seller may sell all non-concentrate Offtake Products in its sole discretion to customers or end users in any jurisdiction and may engage with Japanese trading companies for direct sales to Japanese end users.
Section 4.3    Annual Planning.
(a)At least three (3) Months prior to the start of each Contract Year, Seller shall deliver to Buyer a written notice (an “Annual Production Forecast”) providing a non-binding forecast of the Production Quantities of each of the Offtake Products of the Facility expected to be made available for sale and delivery during each Contract Quarter of the following Contract Year.
Section 4.4    Nomination and Notice Procedures.
(a)At least forty-five (45) days prior to the start of each Contract Quarter, Seller shall deliver to Buyer a written notice (a “Quarterly Production Notice”) providing a non-binding forecast of the total Production Quantities of the Facility expected to be made available for sale and delivery during each Month of such Contract Quarter.
(b)At least thirty (30) days prior to the start of each Month, Seller shall deliver to Buyer a written notice (a “Monthly Production Notice”) specifying the total Production Quantities of the Facility and the anticipated specifications of the same made available for sale and delivery during such Month. Following delivery of the Monthly Production Notice, Seller shall promptly upon becoming aware notify Buyer in writing of any material adjustments to the estimates of the types and respective quantities of Offtake Products expected to be delivered to Buyer based on Seller’s actual production, in order to facilitate Buyer’s marketing efforts and planning.
(c)At least fifteen (15) days prior to the start of each Month, Buyer shall deliver to Seller a written notice (a “Monthly Offtake Notice”) that confirms the types, specifications and respective quantities of Offtake Products that Buyer shall take delivery of during such Month (the “Monthly Offtake Quantities”), provided that the Monthly Offtake Quantities shall cover (i.e., shall equal) one hundred percent (100%) of the Offtake Products made available for delivery to Buyer during such Month pursuant to the Monthly Production Notice.
(d)Each such Monthly Offtake Notice shall constitute a firm obligation on the part of Buyer to take delivery of and pay for, the Monthly Offtake Quantities, provided that such Monthly Offtake Quantities shall be commensurately adjusted based on adjustments to actual Production Quantities of the Facility as set forth in an updated Monthly Production Notice. In the event Buyer fails to deliver a timely Monthly Offtake Notice, the quantities set forth in Seller’s latest updated Monthly Production Notice shall constitute the “Monthly Offtake Quantities” for all purposes hereunder, including this Section 4.4(d) and Section 4.8, as if Buyer had duly delivered the Monthly Offtake Notice.
Section 4.5    Scheduling of Deliveries. Unless the Parties mutually agree otherwise, the Monthly Offtake Quantities for each Month shall be scheduled to ship from the Facility for delivery to Buyer as expeditiously as possible. Upon request by Buyer, Seller shall deliver to Buyer a forecast of the portion of the Monthly Offtake Quantities anticipated to be shipped from the Facility during the following week (a “Weekly Shipping Forecast”). Each Weekly Shipping Forecast will include the relevant sales order number, the types, specifications and respective quantities of Monthly Offtake Quantities, the relevant product codes, the Delivery Point, and such other information as the Parties mutually agree.
Section 4.6    Delivery; Customs.
(a)Seller shall deliver the Monthly Offtake Quantities to Buyer at the Delivery Point. The delivery of Monthly Offtake Quantities comprised of (i) light rare earth concentrate shall, unless the Parties mutually agree otherwise, be on cost, insurance and freight (CIF) basis to the Delivery Point, and (ii) any other Offtake Products will be on delivery terms to be mutually agreed between the Parties from time to time.
(b)Seller shall be responsible for preparing all customs documentation required by any U.S. Governmental Authority to clear any Monthly Offtake Quantities for export from the United States. Buyer shall take all reasonable actions to facilitate and support Seller in procuring customs clearance of Monthly Offtake Quantities for export from the United States.
(c)Buyer shall be responsible for all customs documentation, tariffs and Taxes required by any Governmental Authority to clear any Monthly Offtake Quantities for import at or from the Delivery Point.
Section 4.7    Title and Risk. Title to and risk of loss of Monthly Offtake Quantities comprised of (i) light rare earth concentrate delivered on a CIF basis pursuant to Section 4.6(a) shall, in accordance with Incoterms, pass to Buyer at the point such Monthly Offtake Quantities are delivered to the port of loading, and (ii) any other Offtake Products shall pass to Buyer in accordance with the delivery terms mutually agreed between the Parties pursuant to Section 4.6(a). Buyer shall be responsible for all Covered Costs (but not Extraordinary Charges) after title to and risk of loss of the Monthly Offtake Quantities has passed to Buyer. Seller shall indemnify, defend and hold harmless Buyer from any and all third-party claims arising with respect to the Monthly Offtake Quantities or any loss thereof prior to the point that title and risk of loss has passed to Buyer. Buyer shall indemnify, defend, and hold harmless Seller from any and all third-party claims arising with respect to the Monthly Offtake Quantities or any loss thereof after the point that title and risk of loss has passed to Buyer. In the event of a discrepancy between the amounts delivered to the port of loading, the SWB and/or Invoice, and actual quantities delivered to the port of destination, Seller shall use all reasonable, good faith effort to assist Buyer in resolving such discrepancy.
Section 4.8    Offtake Shortfall.
(a)For any Month during the Term of this Agreement, if the quantity of Offtake Products taken by Buyer during such Month is less than the Monthly Offtake Quantities in effect for such Month, then the difference shall be considered an “Offtake Shortfall”. Notwithstanding the occurrence of an Offtake Shortfall, Buyer shall be obligated to pay and deliver to Seller the Purchase Price for the full amount of the Monthly Offtake Quantities in effect for such Month as reflected in the Monthly Offtake Notice or latest updated Monthly Production Notice, as applicable, including for the amounts constituting the Offtake Shortfall, provided that such Monthly Offtake Quantities cannot be greater than Seller’s actual production. For certainty, Buyer will not be paying for Monthly Offtake Quantities unless they are actually made available to Buyer.
(b)Provided Buyer has satisfied its obligation to pay the Purchase Price in respect of an Offtake Shortfall, Buyer shall be entitled take delivery of such Offtake Shortfall. Buyer shall be responsible for all costs arising from or relating to its failure or delay in taking delivery of any such Offtake Shortfall.
Section 4.9    No Excused Performance. In the event Buyer fails to provide any notice that Buyer is required to deliver pursuant to Section 4.4, or otherwise fails to provide any other notice or take any other action necessary to give effect to the purposes of Section 4.4, Buyer shall nevertheless be obligated to pay such amount that covers payment for the total quantities of Offtake Products required to be paid for by Buyer in accordance with Section 4.4 and Section 4.8, regardless of whether or not Buyer ever intends to take or actually takes delivery of such Offtake Products.
ARTICLE 5
PURCHASE PRICE AND PAYMENT
Section 5.1    Purchase Price. The actual purchase price (the “Purchase Price”) to be paid for Monthly Offtake Quantities shall be equal to the Market Price for such product less (a) any applicable value-added (VAT), sales, or ad valorem taxes owed on the Offtake Product for which the Buyer is responsible; (b) any import duties assessed and actually paid by Buyer for the Offtake Products; and (c) the Commission Fee.

Section 5.2    Payments and Invoices.
(a)After a complete sales order has been delivered by Seller to the port of loading, Seller may issue a preliminary invoice to Buyer. After any shipment of Monthly Offtake Quantities has been loaded onto the vessel of the carrier selected by Seller at the port of departure, such carrier will issue to Seller a seaway bill (such bill or similar documentation, an “SWB”) listing the actual quantities (by containers and weights) loaded onto such vessel.
(b)Upon receipt of an SWB, Seller shall deliver to Buyer a copy of the SWB along with a calculation of the total payment due for the shipment based on the actual quantities of Monthly Offtake Quantities shipped and the agreed Purchase Price for such products. Within [***] after Buyer’s receipt of the foregoing, Buyer shall pay the total amount due for the shipment of Monthly Offtake Quantities, based on the calculation of the payment due so delivered by Seller. Seller shall not change the information of consignee in the SWB without written confirmation from Buyer.
(c)Seller shall subsequently deliver to Buyer a final invoice that sets forth the actual products and quantities shipped in the particular shipment, the Purchase Price paid (or to be paid if not already paid for any reason) by Buyer for such quantities, the relevant sales order number, the relevant product codes, the Delivery Point, any adjustments (if necessary) to account for any variations between the payment already made by Buyer and the total payment due under such invoice, and such other information as the Parties mutually agree.
(d)Upon request, Seller shall provide information regarding the calculation of the Market Price as determined pursuant to the definition of Market Price under this Agreement.
Section 5.3    Currency and Manner of Payments. Unless mutually agreed otherwise, all payments due under this Agreement shall be made in United States Dollars by wire transfer of immediately available funds to a bank account designated in writing by the Party entitled to receive payment.
Section 5.4    Payment or Invoice Disputes.
(a)In the event either Party, acting reasonably and in good faith, disputes any invoice or payment to be made hereunder pursuant to Section 5.2, it shall immediately provide the other Party with a written explanation setting forth the reasons for such dispute. An invoice, payment or related calculation may be disputed only if written notice of such dispute is delivered to the other Party within thirty (30) days after either the date of receipt of such invoice, documentation, payment calculation or notice giving rise to the dispute, after which time such invoice, documentation, calculation or notice shall be deemed correct and accepted by both Parties.
(b)No later than thirty (30) days after the date on which any Dispute is resolved, the amount of any overpayment or underpayment shall be payable by Seller or Buyer, as the case may be, to the other Party, provided that the amount owed in respect of any such overpayment may be credited to the next payment due from Buyer under Section 5.2, and shall be reflected in the corresponding invoice(s) for the shipment(s) covered by such next payment.
(c)If the Parties are unable to resolve any payment or invoice Dispute, then either Party shall be entitled to refer such Dispute for resolution pursuant to Section 13.2.
ARTICLE 6
MARKETING CONSIDERATIONS AND REQUIREMENTS
Section 6.1    Certain Restrictions and Considerations. Buyer hereby agrees that all of its own marketing and sales of Offtake Products to third parties shall be based solely on commercial considerations, subject to the requirements that: (i) priority shall be given to customers in the U.S. and European markets and such other geographical markets as Seller may specify from time to time, provided that the commercial terms for such sales must be reasonably comparable to the commercial terms on which the same Offtake Products can be expected to be sold to a customer located outside such markets, taking into account, among other things, the price, quantity, and availability of supply; and (ii) such sales are in compliance with U.S. legal requirements and U.S. national security policies or guidelines.
Section 6.2    Limited Geographical Restrictions. Buyer shall be permitted to promote, market, sell and distribute all of the Offtake Products anywhere in the world, except as provided in Section 14.11(c) or Section 14.11(d).
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
Section 7.1    Representations and Warranties of Buyer and Seller. Each of Buyer and Seller represents and warrants to the other Party that, as of the date hereof:
(a)it is a company duly organized and validly existing under the law of its jurisdiction of organization, and has all requisite company power, capacity and authority to own its assets and to conduct its business as currently conducted and to perform its obligations under this Agreement;
(b)all requisite company action to authorize the execution, delivery and performance by such Party of this Agreement has been taken;
(c)the execution, delivery and performance by such Party of this do not and will not (i) conflict with any provision of its constitutive or organizational documents, and (ii) contravene or violate any Law applicable to such Party;
(d)this Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid, and binding obligation of such Party, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally; and

(e)there is no pending or, to the knowledge of such Party, threatened action, suit or proceeding affecting such Party before any court, Governmental Authority or arbitrator that could reasonably be expected to adversely affect its ability to perform its obligations under this Agreement or affect the legality, validity, and enforceability of this Agreement.
Section 7.2    Additional Representations and Warranties of Seller. Seller further represents and warrants that, at the time of delivery of any Offtake Products to Buyer, Seller shall have good and marketable title to such Offtake Products so delivered, and that such Offtake Products shall be delivered to Buyer free and clear of all encumbrances.
Section 7.3    Disclaimer of Additional Warranties. Except as set forth in Section 14.11 and this Article 7, neither Party makes, and each Party hereby disclaims, any other warranty whatsoever, whether express or implied, including any implied warranty of merchantability or fitness for a particular purpose.
ARTICLE 8
TAXES
Section 8.1    Taxes. Each Party shall be responsible for the payment of all applicable Taxes in connection with its performance under this Agreement as required by Law.
Section 8.2    Tax Refunds. Buyer shall use commercially reasonable efforts to seek a refund of any Taxes that reduce the Purchase Price as provided in Section 5.1. If Buyer (i) receives a refund of any such Taxes, and (ii) has received an additional payment or amount from Seller pursuant to Section 5.1 in respect of such Taxes, Buyer shall promptly remit to Seller an amount equal to such refund (up to an amount equal to any such Taxes that reduce the Purchase Price as provided in Section 5.1), together with any interest paid to Buyer, net of any reasonable expenses associated with the obtaining of such refund, taxes owed by Seller on such refund, and incremental Commission Fee on such net refund. The foregoing obligation of Buyer to remit to Seller such refunds of any such Taxes or an additional payment or amount from Seller pursuant to Section 5.1 in respect of such Taxes shall apply regardless when received and whether it occurred under the A&R Offtake Agreement or on or after the Effective Date.
Section 8.3    Tax Returns. Each of Seller and Buyer shall file, at its own expense, all returns and other documentation required by applicable Law to be filed by it in connection with any Taxes in respect of which it has paid additional amounts pursuant to Section 8.1.
ARTICLE 9
FORCE MAJEURE
Section 9.1    Force Majeure. Subject to Section 9.2, “Force Majeure” means any event or circumstance that (x) is beyond the reasonable control of the Party claiming Force Majeure, (y) could not have been avoided by such Party if it had acted with reasonable foresight and in a reasonable and prudent manner, and (z) renders such Party unable to perform its obligations under this Agreement (except in relation to any inability to satisfy obligations to make payments due under this Agreement for any reason other than the events and circumstances set forth in clause (d) below), whether in whole or in part. Without limiting the generality of the foregoing, “Force Majeure” shall include, in the case of Seller, each of the events and circumstances set forth in the following clauses (a) – (i), and, in the case of Buyer, each of the events and circumstances set forth in the following clauses (a) – (d):
(a)fire, explosion, flood, atmospheric disturbance, lightning, storm, typhoon, hurricane, tidal wave, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemic or other natural disaster;
(b)acts of war (whether declared or undeclared), terrorism or threat thereof, riot, civil war, blockade, insurrection, sabotage, act of public enemies, civil disturbance, strike, lockout or other industrial disturbance;
(c)acts of Governmental Authorities or any Law, or taking or confiscation (whether or not action under law) of any facilities which directly affect a Party’s ability to perform its obligations under this Agreement;
(d)shutdown of banking operations or other crisis affecting the banking industry, in either case that makes payment impossible for a continuous period of at least five (5) days;
(e)accidental damage to or shutdown of the Mountain Pass Facility that cannot be prevented through reasonable efforts;
(f)radioactive contamination or ionizing radiation affecting the Mountain Pass Facility that results in a production halt as required by Government Authorities, applicable Law or prudent industry standards;
(g)any interruption of or failure of supplies; shortage of or unavailability of, or inability of Seller to obtain, any materials, labor, utilities and/or energy required to operate the Mountain Pass Facility;
(h)any shortage or unavailability of, or inability to obtain equipment, machinery, or spare parts for the Mountain Pass Facility; and
(i)as a direct or indirect consequence of failure or anticipated or threatened failure of machinery, equipment or other facilities associated with the Mountain Pass Facility.
Section 9.2    Exclusions. Notwithstanding Section 9.1, Force Majeure shall not include any of the following or any event arising out of any of the following:
(a)market decline;
(b)market failure;
(c)inability to economically produce or sell the Offtake Products;
(d)industry economic conditions or general economic conditions;

(e)financial hardship or any inability to pay;
(f)failure to pay money when due for any reason other than the events and circumstances set forth in Section 9.1(d); or
(g)breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment.
Section 9.3    No Claim for Breach. Except with respect to any failure to satisfy obligations to make payments due under this Agreement for any reason other than the events and circumstances set forth in Section 9.1(d), no failure by a Party to perform any of its other obligations under this Agreement shall give rise to any claim against such Party or be deemed a breach by such Party of this Agreement to the extent that such failure arises from an event of Force Majeure.
Section 9.4    Notice. In the event that a Party is rendered unable to perform its obligations hereunder, whether in whole or in part, by a Force Majeure event, such Party shall, as soon as reasonably practicable, notify the other Party in writing stating the nature of such Force Majeure event, the date on which it commenced and its expected duration (including the extent of any suspended performance).
Section 9.5    Resumption. The Party affected by Force Majeure shall use commercially reasonable efforts to resume performance of its obligations that are affected by the event of Force Majeure as soon as practicable and will continue performing all of its obligations that are not affected by the event of Force Majeure.
ARTICLE 10
DEFAULTS AND REMEDIES
Section 10.1    Events of Default. The occurrence of any of the following events or circumstances shall constitute an event of default under this Agreement (each, an “Event of Default”):
(a)Any failure to timely pay and deliver any payment due under this Agreement and such failure is not cured within thirty (30) days of receipt of notice from non-defaulting Party notifying the defaulting Party of such failure;
(b)Any failure by Buyer to provide complete and accurate copies of customer invoices and/or other records in accordance with Section 5.2(d) and such failure is not cured within thirty (30) days of receipt of notice from Seller notifying Buyer of such failure;
(c)Any breach by Buyer of its obligations under Article 6;
(d)An Insolvency Event with respect to Buyer;
(e)An Insolvency Event with respect to Seller (other than such an Insolvency Event resulting from Buyer’s failure to make payments due under this Agreement);

(f)Any breach by a Party of its representations and warranties contained in this Agreement; and
(g)Any other material breach by a Party of its other covenants and obligations set forth herein and such breach is not cured within thirty (30) days of receipt of notice from the non-defaulting Party notifying the defaulting Party of such breach (or such longer period of time as the non-defaulting Party may permit in writing if cure has been commenced and additional time is reasonably required).
Section 10.2    Remedies. If an Event of Default occurs and is continuing, in addition to remedies expressly provided for in this Agreement, including the right to terminate the Agreement in accordance with the provisions of Section 12.2, the non-defaulting Party shall be entitled to pursue any or all other remedies available to it at law or in equity, including claims for damages, specific performance and/or injunctive relief.
ARTICLE 11
INDEMNITY AND LIMITATIONS ON LIABILITY
Section 11.1    Indemnity.
(a)Each Party agrees to indemnify, defend, and hold harmless the other Party, its Affiliates and its and their respective directors, officers, employees, agents, and representatives from and against any and all Losses suffered or incurred by any of the foregoing Persons resulting or arising from:
(i)any inaccuracy in or breach of any representation or warranty of such Party contained in this Agreement;
(ii)any breach by such Party of any covenant or obligation to be performed by it pursuant to this Agreement; and
(iii)any fraudulent or grossly negligent act or omission, or the willful misconduct of such Party, its Affiliates or its and their respective directors, officers, employees, agents, and representatives in the performance of this Agreement.
(b)A Party’s obligation to indemnify the other Party with respect to any third party claim, action or proceeding shall be conditioned upon the indemnified Party: (i) providing the indemnifying Party with prompt written notice of such claim, action or proceeding (provided that the failure to timely notify shall not terminate the indemnification obligation unless the indemnifying Party is prejudiced by such failure), (ii) permitting the indemnifying Party to assume and solely control the defense of such claim, action or proceeding and all related settlement negotiations, with counsel chosen by the indemnifying Party, and (iii) cooperating at the indemnifying Party’s request and expense with the defense or settlement of such claim, action or proceeding which cooperation shall include providing reasonable assistance and information. No indemnified Party shall enter into any settlement agreement for which it will seek indemnification under this Agreement from the indemnifying Party without the prior written consent of the indemnifying Party. Nothing herein shall restrict the right of a Party to participate in a claim, action or proceeding through its own counsel and at its own expense.
Section 11.2    Limitation on Liability. Notwithstanding anything herein to the contrary, each Party’s liability for Losses under this Agreement shall not exceed the Purchase Price for the Offtake Products from which such Losses arise, except with respect to any Losses arising out of (a) such Party’s fraud, gross negligence, wilful misconduct, violations of applicable Law or a Party’s indemnification obligations under Section 11.1 or (b) a breach by such Party of Article 6 or Section 14.11. For certainty, the foregoing shall not affect or limit either Party’s obligations to make payments due under this Agreement.
Section 11.3    No Consequential Damages. Except for fraud, gross negligence, wilful misconduct, violations of applicable Law, indemnification obligations under Section 11.1 and as expressly provided otherwise in this Agreement, in no event shall either Party be liable to the other Party for any lost profits or incidental, indirect, speculative, consequential, special, punitive or exemplary damages of any kind arising out of or in connection with this Agreement, even if advised of such potential damages.
ARTICLE 12
TERMINATION AND SURVIVAL
Section 12.1    Automatic Termination. This Agreement shall automatically terminate upon the expiration of the term of this Agreement, without the need for any action by either Party.
Section 12.2    Optional Termination.
(a)This Agreement may be terminated at the option of the Parties upon their mutual written agreement.
(b)Seller may terminate this Agreement, in its discretion, upon the occurrence of a Buyer Change of Control.
(c)If an Event of Default occurs and is continuing, the non-defaulting Party may terminate this Agreement upon written notice to the defaulting Party. For the avoidance of doubt, the Parties agree that this Agreement may not be terminated pursuant to this Section 12.2(c) as a consequence of a non-material breach.
Section 12.4    Survival. The rights and obligations of the Parties set forth in Section 3.1(c) (Pre-Termination Obligations), Article 8 (Taxes), Article 10 (Defaults and Remedies), Article 11 (Indemnity and Limitations on Liability), Article 12 (Termination and Survival), Article 13 (Governing Law and Resolution of Disputes), Article 14 (Miscellaneous) and any other provision which by its nature should survive termination of this Agreement, and any obligation or liability incurred prior to termination of this Agreement (including for amounts due and payable at the time of termination), shall survive any termination of this Agreement and continue in full force and effect.

ARTICLE 13
GOVERNING LAW AND RESOLUTION OF DISPUTES
Section 13.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York the without regard to any principles of conflicts of law that would require the application of the laws of any other jurisdiction.
Section 13.2    Resolution of Disputes.
(a)Any Dispute arising out of or in connection with this Agreement or its performance shall to the extent possible be settled amicably by negotiation and discussion between senior representatives of the Parties.
(b)Any such Dispute not settled in accordance with Section 13.2(a) within sixty (60) days of receipt by a Party of notice of a Dispute shall be finally and exclusively resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules of Arbitration of the International Chamber of Commerce. The tribunal shall consist of three (3) arbitrators. One arbitrator shall be appointed by Seller, one arbitrator shall be appointed by Buyer, and the third arbitrator shall be appointed by the other two arbitrators. The seat of the arbitration shall be London, England and the language of the arbitration shall be English. The arbitration award shall be final and binding on the Parties and shall include an allocation of the costs.
(c)Notwithstanding the foregoing agreement to arbitrate, either Party shall have the right to seek equitable or injunctive relief, including specific performance, in any court of competent jurisdiction.
ARTICLE 14
MISCELLANEOUS
Section 14.1    Notices.
(a)Unless provided otherwise in this Agreement, any notice or other communication required or permitted to be given under this Agreement shall be in writing and, subject to Section 14.1(b), shall be deemed to have been properly given or delivered when delivered personally to the Party to whom directed, or upon receipt of confirmation of delivery when delivered by facsimile transmission, email or an internationally recognized overnight courier service to the Party to whom directed, and addressed to the Party to whom directed at the following address:

(i)    Seller:
MP Mine Operations LLC
67750 Bailey Road, HC1 Box 224
Mountain Pass, CA 92366
Attention: Chief Operating Officer

With copies to:

MP Mine Operations LLC
6720 Via Austi Parkway
Suite 450
Las Vegas, NV 89119
Attention: General Counsel

(ii)    Buyer:
Shenghe Resources (Singapore) International Trading Pte. Ltd.
21-106, 18 Shanhudonglu
Nanjing, China
Attention: Chairman

(b)In the event any notice or other communication given in accordance with this Section 14.1 is delivered after 5:00 pm local time at the place of delivery, such notice or other communication shall be deemed to have been delivered on the next Business Day. Either Party may change its address by giving fifteen (15) days prior written notice of its new address to the other Party.
Section 14.2    Further Assurances. Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary or appropriate to effectuate the provisions of this Agreement and the transactions contemplated hereby.
Section 14.3    No Partnership. Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between Seller and Buyer.
Section 14.4    Public Disclosure. Each Party agrees that it shall not make any disclosure of the existence or terms of this Agreement or the transactions contemplated hereby without obtaining the approval of the other Party as to the contents of such disclosure, except to the extent that any such disclosure shall be required by applicable Law (including securities laws and/or rules of the New York Stock Exchange) or Governmental Authority in which case the Party required to make such disclosure shall use reasonable efforts to give the other Party reasonable prior notice thereof (including the contents of such disclosure) and obtain confidential treatment of such disclosure from the relevant Governmental Authority. Notwithstanding the foregoing, the Parties acknowledge and agree that the Offtake Agreement (including pre-execution drafts of the same) and the transactions contemplated thereby and hereby may be (and may have been) disclosed to the Committee on Foreign Investment in the United States.

Section 14.5    Entire Agreement. This Agreement (including any Schedules or Exhibits hereto) constitutes the entire agreement between the Parties with regard to the subject matter hereof and cancel and supersede any prior understandings and agreements, either oral or written, between the Parties with respect to the subject matter hereof.
Section 14.6    Assignment. This Agreement may be assigned by either Party to an Affiliate of such Party, provided that (i) unless released by the other Party, the assigning Party shall remain fully liable for all of its obligations hereunder, and (ii) the assignee shall assume in writing all of the obligations of the assigning Party hereunder. Except as provided in the immediately preceding sentence, neither Party may assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party.
Section 14.7    Amendments. This Agreement may not be amended, modified, or supplemented in any manner, except pursuant to a written instrument signed on behalf of each of the Parties.
Section 14.8    Severability. If any provision of this Agreement is determined by an arbitral tribunal or court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect. The Parties agree that they will negotiate in good faith to replace any provision hereof so held invalid, illegal, or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.
Section 14.9    Beneficiaries; Successors and Assigns. This Agreement is for the sole benefit of the Parties and shall inure to the benefit of and be binding upon their respective successors and permitted assigns. Except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.
Section 14.10     Waivers. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
Section 14.11    Compliance. In connection with this Agreement and the transactions contemplated hereby:
(a)Each Party represents and warrants that it has complied with, and covenants that it shall continue to comply with, all applicable Laws, including those pertaining to legitimate and ethical business practices in its commercial operations and dealings with government entities and officials (including, specifically, the United States Foreign Corrupt Practices Act of 1977); and
(b)Each Party shall not directly or indirectly offer, pay, promise to pay or authorize the payment of any cash or other item of value to (i) any official, employee or representative of any government or of any public international organization, any officer or employee of a government-owned or controlled enterprise, any candidate for political office, or any political party or political party official, in order to influence any act or decision, or induce such official, employee, representative, officer or other Person to exercise influence or otherwise secure any improper advantage; or (ii) any other Person in any manner that would constitute commercial bribery or kickback or otherwise violate any anti-corruption or anti-bribery laws applicable to either Party.
(c)Each Party will not, directly or indirectly, sell, supply, or permit the sale or supply, of Offtake Products to any Sanctioned or Designated Person.
(d)Each Party represents and warrants that it has not undertaken, and covenants that will not undertake, in any event, any transaction of any type (including with respect to any payment hereunder including any Prepayment Amount) involving a Sanctioned or Designated Person, or that would otherwise cause Buyer or Seller to be in violation of any applicable law.
Section 14.2    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute the same document and the signature pages from any counterpart may be appended to any other counterpart to assemble fully executed counterparts. Counterparts of this Agreement may also be exchanged via electronic means and the electronic or facsimile signature of any Party’s signature shall be deemed to be an original signature for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the date first written above.

MP MINE OPERATIONS LLC By: /s/ Ryan Corbett Name: Ryan Corbett Title: Chief Financial Officer

SHENGHE RESOURCES (SINGAPORE) INTERNATIONAL TRADING PTE. LTD. By: /s/ Shasha Lu Name: Shasha Lu Title: Director